Exhibit 99.1

 SurgiCare Announces Execution of Definitive Agreement and Filing of
                     Preliminary Proxy Materials

    HOUSTON--(BUSINESS WIRE)--Feb. 17, 2004--SurgiCare Inc. (AMEX:SRG), a Houston-based ambulatory surgery company, announced today that it has executed a definitive agreement to acquire Dennis Cain Physician Solutions, Ltd. ("DCPS") and Medical Billing Services Inc. ("MBS"). In addition, SurgiCare announced that it has filed preliminary proxy materials with the Securities and Exchange Commission (which may be reviewed at the Web site maintained by the SEC at http://www.sec.gov) relating to a meeting of stockholders to be held to approve various matters relating to the DCPS and MBS acquisitions, as well as the previously announced recapitalization, equity investment and acquisition of Integrated Physician Solutions Inc. ("IPS"). As part of the contemplated transactions, Brantley Partners IV, L.P. ("Brantley") will provide approximately $7.3 million in equity financing and negotiate an anticipated $8-10 million debt restructuring that will facilitate the formation of a consolidated healthcare services company, which will be renamed Orion HealthCorp Inc. ("Orion").
    It is anticipated that Orion will continue to trade on the American Stock Exchange under a new symbol, ONH. Keith LeBlanc, the current CEO of SurgiCare, will continue to run the operations of SurgiCare and will be President of Orion. Terry Bauer, the current CEO of IPS, will continue to run IPS and will be the CEO of Orion. The meeting of stockholders has been set for May 4, 2004 at 5:30 p.m. Central Time at the corporate headquarters of SurgiCare at 12727 Kimberley Lane, Suite 200, Houston, TX.
    Closing of the transactions is conditioned upon several factors, including: approval of SurgiCare's stockholders; approval of continued listing of Orion's stock on the American Stock Exchange; satisfactory completion of due diligence by certain of the parties; satisfactory resolution of outstanding issues with creditors; exchange of our Series AA Preferred Stock for shares of our common stock; simultaneous closing of all transactions; and other conditions commonly found in similar transactions.
    Stockholders are urged to read carefully the definitive proxy materials (including all exhibits thereto), which will be available after completion of audits of 2003 results. The definitive proxy materials will contain important information regarding SurgiCare, IPS, DCPS, MBS, the proposed transactions, the persons soliciting proxies relating to the proposed transactions, their interests in the proposed transactions and other related matters. Solicitation of proxies will be made only after definitive proxy materials have been provided to stockholders of SurgiCare. Free copies of the definitive proxy statement and any other relevant documents may also be obtained (when available) from SurgiCare by directing a request to SurgiCare Inc., 12727 Kimberly Lane, Suite 200, Houston, Texas 77024, attention: Tanya Jacobson, telephone 866-821-5200.

    Summary of the DCPS and MBS Acquisitions

    Orion will acquire both DCPS and MBS for a combination of $500,000 in promissory notes, either $2.9 million or $3.5 million in cash (depending on the Orion stock price at closing), and either 1,406,061 or 1,212,122 shares (depending on the Orion stock price at closing) of Orion Class C Common Stock, a newly-created class of stock with certain liquidation and anti-dilution protections. This purchase price is subject to retroactive adjustment based on the financial results of these two companies in the two years following their acquisition.

    Comments and Additional Information

    SurgiCare has made progress on other tasks necessary to complete the contemplated combinations and recapitalization, including the conversion of all shares of Series A Preferred Stock into common stock and the commencement of the re-syndication of its current surgery centers.
    Keith LeBlanc, CEO of SurgiCare commented, "Completion of the preliminary proxy materials, along with the execution of the DCPS/MBS definitive agreement, is a significant milestone in the completion of this complex series of transactions. We are now entering the final phase of the SurgiCare restructuring process. Simultaneously we have begun the process of restructuring the partnerships at our existing centers, with new operating agreements, management contracts, and removal of the non-participating physicians. We remain confident that the Orion platform is the correct strategy for long-term stability and growth, and are anxious to start the growth phase."
    For the year ended Dec. 31, 2003, the combined entities had pro-forma revenues in excess of $45 million. The addition of Brantley as an investment partner will enable Orion to execute on its growth strategy and expand into new areas of outpatient healthcare delivery. Orion's strategy is to develop a comprehensive, multi-dimensional, alternative site healthcare delivery system. This integrated healthcare services delivery model will be focused on serving the needs of our physician partners and clients and better enable them to meet the demands of the outpatient marketplace.
    Paul Cascio, a general partner at Brantley, stated, "We remain very enthusiastic about this opportunity. The addition of the DCPS and MBS billing businesses to Orion is a very positive development. Although there remain several debt and equity restructuring issues which need to be completed prior to the close of the contemplated transactions, we continue to be optimistic that all contingencies will be removed in a timely fashion. Although our short term objective is to get the contemplated transactions closed, we are equally focused on the long term growth prospects of Orion."

    About the Companies

    SurgiCare Inc., based in Houston, operates freestanding, licensed, certified and Medicare-approved outpatient ambulatory surgery centers that are staffed by board-certified surgeons. SurgiCare's mission is to deliver high-quality, affordable, community-based healthcare and provide access to local, specialized services in its centers through program affiliations. Additional information concerning SurgiCare is available at www.surgicareinc.com.
    Integrated Physician Solutions Inc. is a Roswell, Georgia-based company, whose business units include Pediatric Physician Alliance, a national owner and operator of pediatric medical clinics, and IntegriMED, a provider of technology solutions for physicians that have been developed as a result of the Company's experience with managing small to medium-sized physician practices.
    Dennis Cain Physician Solutions, Ltd. and Medical Billing Systems Inc. are affiliated companies headquartered in Houston, that provide billing and collections and practice management services to hospital based physicians, imaging centers and surgery centers.
    Brantley Partners IV, L.P., located in Beachwood, Ohio, is one of a group of affiliated funds managed by Brantley Management Company. Collectively, these funds have over $300 million of invested and committed capital, and have extensive investments in the healthcare area, as well as in other areas. Additional information concerning these funds and some of their portfolio companies is available at www.brantleypartners.com.

    Information About Forward-Looking Statements

    Certain statements in this press release constitute "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "Acts"). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
    The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of SurgiCare and the other companies described herein. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
    Any number of factors could affect future operations and results and the consummation of the transactions described herein, including, without limitation, SurgiCare's ability to refinance its debt and other accounts payable; the results of various parties' due diligence investigations; the occurrence of any material adverse change affecting any of the parties prior to closing; a worsening of SurgiCare's business or financial condition; a decline in the price of SurgiCare's common stock, which could affect the percentages to be held by the parties following the closing; receipt of the necessary approval of stockholders and regulatory authorities; and those specific risks that are discussed in SurgiCare's previously filed Annual Report on Form 10-KSB for the fiscal year ended Dec. 31, 2002.
    SurgiCare undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

    CONTACT: SurgiCare Inc.
             Tanya Jacobson, 866-821-5200
             www.surgicareinc.com